Exhibit 3.265

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PLANTATION GENERAL HOSPITAL, L.P.

The undersigned parties being all of the partners (the “Partners”) of Plantation General Hospital, L.P. (the “Limited Partnership”), a Delaware limited partnership formed pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Act”), hereby agree that the agreement of limited partnership of the Limited Partnership is hereby amended and restated in its entirety to read as follows and hereby agree that the ownership interests in the Limited Partnership and the capital contributions of the Partners are as follows:

	Name and Address	Percent Ownership	Capital Contribution
General Partner:	HD&S Corp. Successor, Inc.	1%	$.01
Limited Partner:	Broward Healthcare System, Inc.	99%	$.99

Neither Partner shall be required to make any additional contribution of capital to the Limited Partnership, although the Partners may from time to time agree to make additional contributions to the Limited Partnership.

The Limited Partnership may engage in any lawful business permitted by the Act, including without limitation, owning, operating, selling, leasing and otherwise dealing with real property and healthcare businesses.

The address of the registered and principal office of the Partnership in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware 19805.

The Limited Partnership shall be terminated and dissolved upon the earlier of (i) the mutual agreement of the Partners or (ii) December 31, 2050.

Prior to the dissolution of the Partnership, no Partner shall have the right to receive any distributions of or return of its capital contribution.

All distributions and all allocations of income, gains, losses and credits shall be made in accordance with the Percent Ownership of each Partner.

The General Partner shall have the exclusive right and full power and authority to manage, control, conduct and operate the business of the Partnership, and may take any and all action without the consent of the Limited Partner. The General Partner shall maintain all books and records required by the Act to be maintained at the address specified above or at any other office designated by the General Partner. The General Partner shall make available at the address specified above in the State of Delaware such books and records of the Limited Partnership as are required pursuant to the Act. The General Partner shall have the right to designate a different registered agent and/or registered office for the Limited Partnership by complying with any requirements pursuant to the Act.

The Limited Partnership shall indemnify and hold harmless the General Partner, and its members, managers, employees, agents and representatives and the officers, directors, employees agents and representatives of its members to the fullest extent permitted by the Act.

Neither the General Partner not the Limited Partner shall be permitted to withdraw from the Limited Partnership or transfer, assign, or pledge its interest in the Limited Partnership without the prior written consent of the other Partner, which consent may be withheld in such Partner’s sole discretion.

This Agreement of Limited Partnership may be amended solely by the General Partner without the approval of the Limited Partner. Any such amendment approved by the General Partner may amend and restate the Agreement of Limited Partnership in its entirety and may add and/or substitute partners and reallocate the Percent Ownership in the sole and absolute discretion of the General Partner.

The Partners hereby agree that all other terms of the Limited Partnership be controlled and interpreted in accordance with the Act.

EXECUTED effective as of October 1, 1996.

GENERAL PARTNER:

HD&S CORP. SUCCESSOR, INC., a Florida corporation

By:	/s/ Rachel A. Seifert
Rachel A. Seifert Vice President

LIMITED PARTNER:

BROWARD HEALTHCARE SYSTEM, INC., a Florida corporation

By:	/s/ Rachel A. Seifert
Rachel A. Seifert Vice President

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